UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2018 (May 30, 2018)

Vince Holding Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36212	75-3264870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 5th Avenue – 20th Floor New York, New York 10110		10110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 515-2600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 1.02 Termination of a Material Definitive Agreement.

On May 30, 2018, Vince, LLC (“Vince”), an indirectly wholly-owned subsidiary of Vince Holding Corp. (the “Company”) terminated, effective February 3, 2018, the agreement (the “Agreement”) with Rebecca Taylor, Inc. (“RT”), dated July 13, 2017, relating to the purchase and resale of certain Vince branded goods.  The Company has not utilized the arrangement under the Agreement with RT since September 2017.  There are no early termination penalties incurred by the Company as a result of this termination.  RT is owned by affiliates of Sun Capital Partners, Inc., whose affiliates own approximately 73% of the outstanding common stock of the Company.

The Agreement was previously filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 14, 2017.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 31, 2018, the Company held its 2018 annual meeting of stockholders (the “Annual Meeting”). The proposals submitted to a stockholder vote at the Annual Meeting are described in the Company’s definitive proxy statement filed with the SEC on April 26, 2018. The results of such stockholder vote are set forth below:

Proposal No. 1 – To elect two Class I directors to serve until our annual meeting of stockholders to be held in 2021 or until their respective successors are duly elected and qualified.

Nominee	For	Withheld	Broker Non-Vote
Michael Mardy	8,937,945	383	2,212,958
Donald V. Roach	8,876,309	62,019	2,212,958

Proposal No. 2 – Ratification of appointment of PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2019.

For	Against	Abstain
11,115,852	35,434	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VINCE HOLDING CORP.

Date: June 1, 2018	By:	/s/ David Stefko
David Stefko
Executive Vice President, Chief Financial Officer